As filed with the Securities and Exchange Commission on December 18, 2001
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.   20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

8X8, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0142404
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2445 Mission College Blvd.
Santa Clara, CA    95054
(408) 727-1885
(Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

JOE PARKINSON
CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
8X8, INC.
2445 MISSION COLLEGE BLVD.
SANTA CLARA, CA 95054
(408) 727-1885
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JOHN T. SHERIDAN, ESQ.
WILSON, SONSINI, GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CA 94304
(650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	1,000,000 shares	$0.91	$910,000.00	$217.49

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on December 13, 2001, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED OR CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2001

PROSPECTUS

1,000,000 SHARES OF COMMON STOCK

8X8, INC.

This prospectus relates to the public offering, which is not being underwritten, of 1,000,000 shares of our common stock which is held by the selling stockholders identified on page 11 of this prospectus. We issued these shares of our common stock to the selling stockholders in a private transaction.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is quoted on the Nasdaq National Market under the symbol "EGHT". On December 14, 2001, the last sale price of our common stock was $0.967 per share.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS COMMENCING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS DECEMBER __, 2001

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to our securities and us. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC. We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: 8x8, Inc., 2445 Mission College Blvd., Santa Clara, California 95054, Attention: Chief Financial Officer, Telephone: (408) 727-1885.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents:

  our Annual Report on Form 10-K for the year ended March 31, 2001 filed May 24, 2001;

  our Proxy Statement dated June 14, 2001, filed in connection with our 2001 Annual Meeting of Stockholders;

  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, filed July 27, 2001;

  our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed October 25, 2001;

  our Current Report on Form 8-K, filed April 23, 2001;

  our Current Report on Form 8-K, filed November 14, 2001;

  our Current Report on Form 8-K, filed December 17, 2001;

  the description of our common stock in our registration statement on Form 8-A filed on November 21, 1996, including any amendments or reports filed for the purpose of updating such description; and

  all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than the exhibits to those documents. You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

THE COMPANY

8x8, Inc. and its subsidiaries (collectively, We or 8x8) develop and market communication technology for Internet Protocol (IP) telephony and video applications. We have three product lines: voice and video semiconductors and related software, hosted Internet Private Branch Exchange (iPBX) solutions, and telecommunication services software.

During the fiscal year ended March 31, 2001, we formed two subsidiaries, Netergy Microelectronics, Inc. (Netergy Micro) and Centile, Inc. (Centile) and reorganized our operations more clearly along our three product lines. Netergy Micro provides voice and video semiconductors and related communication software to original equipment manufacturers (OEMs) of telephones, terminal adapters, and other edge devices and to other semiconductor companies. Netergy Micro's technologies are used to make IP telephones and to voice-enable cable and digital subscriber line (DSL) modems, wireless devices, and other broadband technologies. Centile develops and markets hosted iPBX solutions that allow service providers to offer private branch exchange (PBX) functionality to small and medium-sized businesses over broadband networks. We have a third product line, telecommunications services software, that includes a service creation environment (SCE) and a unified messaging application (UM) (collectively, the SCE Product), at the parent company level. The SCE Product is designed for use by telecommunication equipment manufacturers and service providers.

We were incorporated in California in February 1987 and in December 1996 we reincorporated in Delaware. In August 2000, we changed our name from 8x8, Inc. to Netergy Networks, Inc. We changed our name back to 8x8, Inc. in July 2001.

Our principal offices are located at 2445 Mission College Blvd., Santa Clara, California 95054 and our telephone number is (408) 727-1885.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology.

Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

  this prospectus;
  the materials referred to in this prospectus;
  the materials incorporated by reference into this prospectus; and
  our press releases.

No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

RISK FACTORS

Before you invest in our common stock, you should become aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, including the documents incorporated in this prospectus by reference, before you decide whether to purchase shares of our common stock. The risks set out below may not be exhaustive.

We may need to raise additional capital to support our growth, and failure to do so in a timely manner may cause us to delay our plans for growth or cause us to implement additional cost reduction strategies

As of September 30, 2001, we had approximately $19.0 million in cash and cash equivalents. We believe that our current cash and cash equivalents, and cash generated from operations, if any, will satisfy our expected working capital and capital expenditure requirements through at least the next twelve months. We may, however, need additional working capital shortly thereafter. Accordingly, we may seek additional financing at some point during the next twelve months in order to meet our cash requirements in fiscal 2003. We may also seek to explore business opportunities, including acquiring or investing in complementary businesses or products that will require additional capital from equity or debt sources. Additionally, the development and marketing of new products could require a significant commitment of resources, which could in turn require us to obtain additional financing earlier than otherwise expected. We may not be able to obtain additional financing as needed on acceptable terms, or at all, which may require us to further reduce our operating costs and other expenditures, including additional reductions of personnel and suspension of salary increases and capital expenditures. Alternatively, or in addition to such potential measures, we may elect to implement other cost reduction actions as we may determine are necessary and in our best interests, including the possible sale or cessation of certain of our business segments. Any such actions undertaken might limit our opportunities to realize plans for revenue growth and we might not be able to reduce our costs in amounts sufficient to achieve break-even or profitable operations. If we issue additional equity or convertible debt securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock.

We have a history of losses and we are uncertain as to our future profitability

We recorded an operating loss of approximately $6.2 million in the six months ended September 30, 2001 and we ended the period with an accumulated deficit of $134.6 million. In addition, we recorded operating losses of $74.5 million and $27.1 million for the fiscal years ended March 31, 2001 and 2000, respectively. We expect that the Company will continue to incur operating losses for the foreseeable future, and such losses may be substantial. We will need to generate significant revenue growth to achieve profitability. Given our history of fluctuating revenues and operating losses, we cannot be certain that we will be able to achieve profitability on either a quarterly or annual basis.

If we fail to meet the continued listing requirements of the Nasdaq National Market, our common stock could be delisted resulting in a decline in the liquidity of our common stock

Our common stock is listed on the Nasdaq National Market. The Nasdaq Stock Market's Marketplace Rules impose requirements for companies listed on the Nasdaq National Market to maintain their listing status, including minimum bid price and net tangible assets or stockholders' equity requirements. The Nasdaq Stock Market has recently implemented a moratorium that suspends the minimum bid and public float requirements for continued listing on the Nasdaq National Market; however, the moratorium will expire on January 2, 2002. Our common stock has traded at levels lower than the minimum bid price threshold of $1.00 on several occasions recently. If our minimum bid price does not rise above the threshold we could face delisting. Delisting could reduce the ability of our shareholders to purchase or sell shares as quickly and as inexpensively as they have done historically. For instance, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our common stock. Not maintaining a listing on a major stock market may:

  result in a decrease in the trading price of our common stock due to a decrease in liquidity;

  lessen interest by institutions and individuals in investing in our common stock;

  make it more difficult to obtain analyst coverage; and

  make it more difficult for us to raise capital in the future.

The growth of our business and future profitability depends on future IP telephony revenue

We believe that our business and future profitability will be largely dependent on widespread market acceptance of our internet protocol (IP) telephony technology and products. Our videoconferencing semiconductor business has not provided, nor is it expected to provide, sufficient revenues to profitably operate our business. To date, we have not generated significant revenue from the sale of our IP telephony products. If we are not able to generate significant revenues selling into the IP telephony market, our business and operating results would be seriously harmed.

Success of our IP telephony product strategy assumes that there will be future demand for IP telephony systems and services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. IP networks must improve quality of service for real-time communications, managing effects such as packet jitter, packet loss, and unreliable bandwidth, so that toll-quality service can be provided. IP telephony equipment must achieve the 99.999% reliability that users of the public switched telephone network (PSTN) have come to expect from their telephone service. IP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our business may not grow.

Our future operating results may not follow past or expected trends due to many factors and any of these could cause our stock price to fall

Our historical operating results have fluctuated significantly and will likely continue to fluctuate in the future, and a decline in our operating results could cause our stock price to fall. On an annual and a quarterly basis, there are a number of factors that may affect our operating results, many of which are outside our control. These include, but are not limited to:

  changes in market demand;

  the timing of customer orders;

  competitive market conditions;

  lengthy sales cycles and/or regulatory approval cycles;

  new product introductions by us or our competitors;

  market acceptance of new or existing products;

  the cost and availability of components;

  the mix of our customer base and sales channels;

  the mix of products sold;

  the management of inventory;

  the level of international sales;

  continued compliance with industry standards; and

  general economic conditions.

Our gross margin is affected by a number of factors including, product mix, the recognition of license and other revenues for which there may be little or no corresponding cost of revenues, product pricing, the allocation between international and domestic sales, the percentage of direct sales and sales to resellers, and manufacturing and component costs. The markets for our products are characterized by falling average selling prices. We expect that, as a result of competitive pressures and other factors, gross profit as a percentage of revenue for our videoconferencing semiconductor products will continue to decrease for the foreseeable future. Average selling prices (ASPs) realized to date for our IP telephony semiconductors have been lower than those historically attained for our videoconferencing semiconductor products resulting in lower gross margins. In the likely event that we encounter significant price competition in the markets for our products, we could be at a significant disadvantage compared to our competitors, many of whom have substantially greater resources, and therefore may be better able to withstand an extended period of downward pricing pressure.

Variations in timing of sales may cause significant fluctuations in future operating results. In addition, because a significant portion of our business may be derived from orders placed by a limited number of large customers, including OEM customers, the timing of such orders can also cause significant fluctuations in our operating results. Anticipated orders from customers may fail to materialize. Delivery schedules may be deferred or canceled for a number of reasons, including changes in specific customer requirements or international economic conditions. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust spending to compensate for such shortfall. Announcements by our competitors or us of new products and technologies could cause customers to defer purchases of our existing products, which would also have a material adverse effect on our business and operating results. As a result of these and other factors, it is likely that in some or all future periods our operating results will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of our common stock.

We may not be able to manage our inventory levels effectively, which may lead to inventory obsolescence that would force us to lower our prices

Our products have lead times of up to several months, and are built to forecasts that are necessarily imprecise. Because of our practice of building our products to necessarily imprecise forecasts, it is likely that, from time to time, we will have either excess or insufficient product inventory. Excess inventory levels would subject us to the risk of inventory obsolescence and the risk that our selling prices may drop below our inventory costs, while insufficient levels of inventory may negatively affect relations with customers. Any of these factors could have a material adverse effect on our business, operating results, and financial condition.

We depend on purchase orders from key customers and failure to receive significant purchase orders in the future would cause a decline in our operating results

Historically, a significant portion of our sales has been to relatively few customers, although the composition of these customers has varied. Revenues from our ten largest customers for the quarters ended September 30, 2001 and 2000, respectively, accounted for approximately 86% and 51% of total revenues. Revenues from our ten largest customers for the fiscal years ended March 31, 2001 and 2000 accounted for approximately 48% and 35%, respectively, of total revenues. Substantially all of our product sales have been made, and are expected to continue to be made, on a purchase order basis. None of our customers has entered into a long-term agreement requiring it to purchase our products. In the future, we will need to gain purchase orders for our products to earn additional revenue. Further, substantially all of our license and other revenues are nonrecurring.

The IP telephony market is subject to rapid technological change and we depend on new product introduction in order to maintain and grow our business

IP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced semiconductor and IP telephony software products and services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing, manufacturing, and selling such products and services will depend on a variety of factors, including:

  the identification of market demand for new products;

  product and feature selection;

  timely implementation of product design and development;

  product performance;

  cost-effectiveness of products under development;

  effective manufacturing processes; and

  success of promotional efforts.

Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. We have in the past experienced delays in the development of new products and the enhancement of existing products, and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner, if such new or enhanced products do not achieve sufficient market acceptance, or if such new product introductions decrease demand for existing products, our operating results would decline and our business would not grow.

The long and variable sales and deployment cycles for our IP telephony software products may cause our revenue and operating results to vary

Our IP telephony software products, including our hosted iPBX and the SCE Product, have lengthy sales cycles, and we may incur substantial sales and marketing expenses and expend significant management effort without making a sale. A customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. In addition, the length of our sales cycles will vary depending on the type of customer to whom we are selling and the product being sold. Even after making the decision to purchase our products, our customers may deploy our products slowly. Timing of deployment can vary widely and will depend on various factors, including:

  the size of the network deployment;

  the complexity of our customers' network environments;

  our customers' skill sets;

  the hardware and software configuration and customization necessary to deploy our products; and

  our customers' ability to finance their purchase of our products.

As a result, it is difficult for us to predict the quarter in which our customers may purchase our IP telephony software products, and our revenue and operating results may vary significantly from quarter to quarter.

If our products do not interoperate with our customers' networks, orders for our products will be delayed or canceled and substantial product returns could occur, which could harm our business

Many of the potential customers for our hosted iPBX and unified messaging products have requested that our products be designed to interoperate with their existing networks, each of which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products do not interoperate with existing equipment or software in our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned. This could harm our business, financial condition, and results of operations.

We may have difficulty identifying the source of the problem when there is a problem in a network

Our hosted iPBX solution must successfully integrate with products from other vendors, such as traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our hosted iPBX solution or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue and prevent us from achieving profitability

We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. If our competitors successfully introduce new products or enhance their existing products, this could reduce the sales or market acceptance of our products and services, increase price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer.

In addition, our focus on developing a range of technology products, including semiconductors and related embedded software, hosted iPBX solutions, and service creation software, places a significant strain on our research and development resources. Competitors that focus on one aspect of technology, such as software or semiconductors, may have a considerable advantage over us. In addition, many of our current and potential competitors have longer operating histories, are substantially larger, and have greater financial, manufacturing, marketing, technical, and other resources. For example, certain competitors in the market for our semiconductor products maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. Many also have greater name recognition and a larger installed base of products than us. Competition in our markets may result in significant price reductions. As a result of their greater resources, many current and potential competitors may be better able than us to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that we will be able to continue to compete effectively, and any failure to do so would harm our business, operating results, and financial condition.

If we do not develop and maintain successful partnerships for IP telephony products, we may not be able to successfully market our solutions

We are entering into new market areas and our success is partly dependent on our ability to forge new marketing and engineering partnerships. IP telephony communication systems are extremely complex and no single company possesses all the required technology components needed to build a complete end to end solution. We will likely need to enter into partnerships to augment our development programs and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our product development. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business.

Inability to protect our proprietary technology or our infringement of a third party's proprietary technology would disrupt our business

We rely in part on trademark, copyright, and trade secret law to protect our intellectual property in the United States and abroad. We seek to protect our software, documentation, and other written materials under trade secret and copyright law, which afford only limited protection. We also rely in part on patent law to protect our intellectual property in the United States and internationally. As of the date of this filing we hold forty-seven (47) United States patents and have a number of United States and foreign patent applications pending. We cannot predict whether such pending patent applications will result in issued patents. We may not be able to protect our proprietary rights in the United States or internationally (where effective intellectual property protection may be unavailable or limited), and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours. We have in the past licensed and in the future expect to continue licensing our technology to others; many of whom are located or may be located abroad. There are no assurances that such licensees will protect our technology from misappropriation. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on our business, financial condition, liquidity and operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

There has been substantial litigation in the semiconductor, electronics, and related industries regarding intellectual property rights, and from time to time third parties may claim infringement by us of their intellectual property rights. Our broad range of technology, including systems, digital and analog circuits, software, and semiconductors, increases the likelihood that third parties may claim infringement by us of their intellectual property rights. If we were found to be infringing on the intellectual property rights of any third party, we could be subject to liabilities for such infringement, which could be material. We could also be required to refrain from using, manufacturing or selling certain products or using certain processes, either of which could have a material adverse effect on our business and operating results. From time to time, we have received, and may continue to receive in the future, notices of claims of infringement, misappropriation or misuse of other parties' proprietary rights. There can be no assurance that we will prevail in these discussions and actions or that other actions alleging infringement by the Company of third-party patents will not be asserted or prosecuted against the Company.

We rely on certain technology, including hardware and software licensed from third parties. The loss of, or inability to maintain, existing licenses could have a material adverse effect on our business and operating results. In addition, we may be required to license technology from third parties in the future to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to obtain third-party licenses required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could seriously harm our business, financial condition and operating results.

Continued reductions in levels of capital investment by telecommunication service providers might impact our ability to increase revenue and prevent us from achieving profitability

The market for the services provided by telecommunication service providers who compete against traditional telephone companies has only begun to emerge, and many of these service providers are still building their infrastructure and rolling out their services. These telecommunication service providers require substantial capital for the development, construction, and expansion of their networks and the introduction of their services. Financing may not be available to emerging telecommunication service providers on favorable terms, if at all. The inability of our current or potential emerging telecommunication service provider customers to acquire and keep customers, to successfully raise needed funds, or to respond to any other trends such as price reductions for their services or diminished demand for telecommunication services generally, could adversely affect their operating results or cause them to reduce their capital spending programs. If our current or potential customers are forced to defer or curtail their capital spending programs, sales of our hosted iPBX and SCE Product to those telecommunication service providers may be adversely affected, which would negatively impact our business, financial condition, and results of operations. In addition, many of the industries in which telecommunication service providers operate have recently experienced consolidation. The loss of one or more of our current or potential telecommunication service provider customers, through industry consolidation or otherwise, could reduce or eliminate our sales to such a customer and consequently harm our business, financial condition, and results of operations.

The failure of IP networks to meet the reliability and quality standards required for voice communications could render our products obsolete

Circuit-switched telephony networks feature very high reliability, with a guaranteed quality of service. The common standard for reliability of carrier-grade real-time voice communications is 99.999%, meaning that the network can be down for only a few minutes per year. In addition, such networks have imperceptible delay and consistently satisfactory audio quality. Emerging broadband IP networks, such as LANs, WANs, and the Internet, or emerging last mile technologies such as cable, DSL, and wireless local loop, may not be used for telephony unless such networks and technologies can provide reliability and quality consistent with these standards.

Our products must comply with industry standards and FCC regulations, and changes may require us to modify existing products

In addition to reliability and quality standards, the market acceptance of telephony over broadband IP networks is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. IP telephony products rely heavily on standards such as H.323, SIP, MGCP, and Megaco to interoperate with other vendors' equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular application, and about the definition of the standards themselves. We also must comply with certain rules and regulations of the Federal Communications Commission (FCC) regarding electromagnetic radiation and safety standards established by Underwriters Laboratories as well as similar regulations and standards applicable in other countries. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our IP telephony products, which would have a material adverse effect on our business, financial condition and operating results.

Future regulation or legislation of the Internet could restrict our business or increase our cost of doing business

At present there are few laws or regulations that specifically address access to or commerce on the Internet, including IP telephony. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services, any of which could restrict our business or increase our cost of doing business. The increasing growth of the broadband IP telephony market and popularity of broadband IP telephony products and services heighten the risk that governments will seek to regulate broadband IP telephony and the Internet. In addition, large, established telecommunication companies may devote substantial lobbying efforts to influence the regulation of the broadband IP telephony market, which may be contrary to our interests.

We may transition to smaller geometry process technologies and higher levels of design integration, which could disrupt our business

We continuously evaluate the benefits, on an integrated circuit, product-by-product basis, of migrating to smaller geometry process technologies in order to reduce costs related to the development and production of our semiconductors. We believe that the transition of our products to increasingly smaller geometries will be important for us to remain competitive. We have in the past experienced difficulty in migrating to new manufacturing processes, which has resulted and could continue to result in reduced yields, delays in product deliveries, and increased expense levels. Moreover, we are dependent on relationships with our foundries and their partners to migrate to smaller geometry processes successfully. If any such transition is substantially delayed or inefficiently implemented, we may experience delays in product introductions and incur increased expenses. As smaller geometry processes become more prevalent, we expect to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. We cannot predict whether higher levels of design integration or the use of third-party intellectual property will adversely affect our ability to deliver new integrated products on a timely basis, or at all.

We depend on subcontracted manufacturers to manufacture substantially all of our products, and any delay or interruption in manufacturing by these contract manufacturers would result in delayed or reduced shipments to our customers and may harm our business

We outsource the manufacturing of our semiconductor products to independent foundries. Our primary semiconductor manufacturer is Taiwan Semiconductor Manufacturing Corporation (TSMC). While TSMC has been a valuable and capable supplier, there are no assurances or supply contracts guaranteeing that they will continue to supply us with our required wafer supply. Furthermore, Taiwan is always subject to geological or geopolitical disturbances that could instantly cut off such supply. We also rely on other third party manufacturers for packaging and testing of our semiconductors.

We do not have long-term purchase agreements with our subcontract manufacturers or our component suppliers. There can be no assurance that our subcontract manufacturers will be able or willing to reliably manufacture our products, in volumes, on a cost effective basis or in a timely manner. For our semiconductor products, the time to port our technology to another foundry, the time to qualify the new versions of product, and the cost of this effort as well as the tooling associated with wafer production would have a material adverse effect on our business, operating results, and financial condition.

If we discover product defects, we may have product-related liabilities which may cause us to lose revenues or delay market acceptance of our products

Products as complex as those we offer frequently contain errors, defects, and functional limitations when first introduced or as new versions are released. We have in the past experienced such errors, defects or functional limitations. We sell products into markets that are extremely demanding of robust, reliable, fully functional products. Therefore, delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage our credibility with our customers and adversely affect our ability to retain our existing customers and to attract new customers. Moreover, such errors, defects or functional limitations could cause problems, interruptions, delays or a cessation of sales to our customers. Alleviating such problems may require significant expenditures of capital and resources by us. Despite our testing, our suppliers or our customers may find errors, defects or functional limitations in new products after commencement of commercial production. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, product repair or replacement costs, claims by our customers or others against us, or the loss of credibility with our current and prospective customers.

We have significant international operations, which subject us to risks that could cause our operating results to decline

Sales to customers outside of North America during the three and six month periods ended September 30, 2001 were 60% and 62%, respectively. The table below shows the percentage of total revenue received from customers in the different regions:

	Three Months Ended September 30,		Six Months Ended September 30,
	2001	2000	2001	2000
North America......	40%	62%	38%	45%
Europe..........	21%	15%	21%	25%
Taiwan..........	17%	5%	17%	14%
Other Asia Pacific....	22%	18%	24%	16%
	100%	100%	100%	100%

Substantially all of our current semiconductor and system-level products are, and substantially all of our future products will be, manufactured, assembled, and tested by independent third parties in foreign countries. International sales and manufacturing are subject to a number of risks, including general economic conditions in regions such as Asia, changes in foreign government regulations and telecommunication standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, and difficulty in staffing and managing foreign operations. We are also subject to geopolitical risks, such as political, social, and economic instability, potential hostilities, and changes in diplomatic and trade relationships, in connection with our international operations. A significant decline in demand from foreign markets could have a material adverse effect on our business, operating results, and financial condition.

We need to retain key personnel to support our products and ongoing operations

The development and marketing of our IP telephony products will continue to place a significant strain on our limited personnel, management, and other resources. While the pace of economic growth in the San Francisco Bay Area (where our corporate headquarters are located) has slowed in recent months, competition for highly skilled engineering, sales, marketing, and support personnel has remained strong. Any failure to retain qualified personnel could adversely affect our financial results and impair our growth. We currently do not maintain key person life insurance policies on any of our employees.

Our stock price has been highly volatile

The market price of the shares of our common stock has been and is likely to be highly volatile. It may be significantly affected by factors such as:

  actual or anticipated fluctuations in our operating results;

  announcements of technical innovations;

  loss of key personnel;

  new products or new contracts by us, our competitors or their customers; and

  developments with respect to patents or proprietary rights, general market conditions, changes in financial estimates by securities analysts, and other factors which could be unrelated to, or outside our control.

The stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against the issuing company. If our stock price is volatile, we may also be subject to such litigation. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would disrupt business and could cause a decline in our operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

The location of our headquarters facility subjects us to the risk of earthquakes

Our corporate headquarters is located in the San Francisco Bay area of Northern California, a region known for seismic activity. A significant natural disaster, such as an earthquake, could have a material adverse impact on our business, operating results, and financial condition.

We may face interruption of production and services due to increased security measures in response to recent and potential future terrorist activities

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services, particularly any such delays or stoppages which harm our ability to obtain an adequate supply of wafers and products from our independent foundries, could harm our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from customers that have been affected by the terrorist activities and potential activities. The United States economy in general is being adversely affected by terrorist activities and potential terrorist activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business. Moreover, we cannot determine whether other attacks may occur in the future and the effects of such attacks on our business.

If we fail to obtain or maintain effectiveness of a registration statement for the resale of 1,000,000 shares of our common stock issued in connection with the redemption of our outstanding convertible debt we may be forced to pay a cash penalty or redeem all or a portion of the shares being registered causing our business to suffer

Under the terms of a registration rights agreement we entered into in connection with the redemption of our outstanding convertible debt we agreed to register the shares for resale by the former note holders. If we fail to obtain or maintain effectiveness of the registration statement covering the resale of 1,000,000 shares of common stock, we may be required to pay a cash penalty and may be required to redeem all or a portion of the shares of common stock to be registered. Under the agreement the redemption price would be the higher of $0.898 or the market price of our common stock at the time of the redemption. If we are required to pay a cash penalty or to redeem any of the shares, this will deplete our cash reserves, which may cause harm to our business, results of operations and financial condition.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders.

SELLING STOCKHOLDERS

On December 17, 2001, the Company redeemed all of their outstanding 4% Series A and Series B convertible subordinated notes due December 2002. In connection with the transaction we agreed to register 1,000,000 shares of our common stock.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock by the selling stockholders, as of December 17, 2001. The following table assumes that the selling stockholders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold. None of the selling stockholders has held any position or office or had a material relationship with us.

The percentage of shares beneficially owned is based on 27,894,280 shares outstanding at December 17, 2001 determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 17, 2001 through the exercise of any warrants or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

	NUMBER OF SHARES BENEFICIALLY OWNED	SHARES BEING	SHARES BENEFICIALLY OWNED AFTER OFFERING (1)
NAME OF SELLING STOCKHOLDER	PRIOR TO OFFERING	OFFERED	NUMBER (2)	PERCENT
Fisher Capital Ltd. (3) (4)	1,015,280	620,000	395,280	1.4%
Wingate Capital Ltd. (3) (5)	622,269	380,000	242,269	*
	1,637,549	1,000,000	637,549	2.2%

* Represents beneficial ownership of less than 1% of common stock.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of 8x8's outstanding shares of common stock.

(2) This table assumes that all shares offered hereby will be sold by the selling shareholders.

(3) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the Citadel Entities) and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include the ownership information for the other Citadel Entities. Citadel Limited Partnership, Mr. Griffin and each of the Citadel Entities disclaims beneficial ownership of the shares held by the other Citadel Entities.

(4) Includes 620,000 shares of common stock held by Fisher Capital Ltd., all of which are registered for sale under this prospectus, and 395,280 shares that Fisher Capital Ltd. has the right to acquire upon exercise of outstanding warrants. The warrants may not be exercised if after giving effect to such exercise the holder would have acquired over the sixty day period prior to exercise and as a result of such exercise, in excess of 10.00% of the outstanding shares of our common stock following such exercise.

(5) Includes 380,000 shares of common stock held by Wingate Capital Ltd., all of which are registered for sale under this prospectus, and 242,269 shares that Wingate Capital Ltd. has the right to acquire upon exercise of outstanding warrants. The warrants may not be exercised if after giving effect to such exercise the holder would have acquired over the sixty day period prior to exercise and as a result of such exercise, in excess of 10.00% of the outstanding shares of our common stock following such exercise.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares may be effected in one or more of the following methods:

  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;
  in the over-the-counter market;
  in negotiated transactions;
  in transactions otherwise than on such exchanges or services in the over-the-counter market;
  through the writing of (put or call) options, whether the options are listed on an option exchange or otherwise;
  through the settlement of short sales; or
  through a combination of such methods of sale.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may also transfer and donate some or all of the shares owned by them in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither 8x8 nor any selling stockholder can presently estimate the amount of such compensation. 8x8 knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. 8x8 has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to 8x8, Inc.

EXPERTS

The consolidated financial statements of 8x8, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

8X8, INC.

1,000,000 SHARES

OF

COMMON STOCK

PROSPECTUS

December __, 2001

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (SEC) registration fee.

SEC registration fee	$ 217.49
Legal fees and expenses *	39,000.00
Accounting fees and expenses *	5,000.00
Miscellaneous expenses *	5,000.00
Total	$ 49,217.49
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article VI of the Bylaws of the Registrant provides that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant's policy is to enter into an indemnification agreement having the form filed as Exhibit 10.1 to Registration Statement No. 333-15627 with each of its directors and executive officers, that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that directors and officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which such person provides services at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:

(a) if a court of competent jurisdiction, by final judgment or decree, shall determine that (i) the claim or claims in respect of which indemnity is sought arise from an indemnitee's fraudulent, dishonest or willful misconduct, or (ii) such indemnity is not permitted under applicable law; or

(b) on account of any suit in which judgment is rendered for an accounting of profits made from the purchase or sale by an indemnitee of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

(c) for any acts or omissions or transactions from which a director may not be relieved or liability under the Delaware General Corporation Law; or

(d) with respect to proceedings or claims initiated or brought voluntarily by an indemnitee and not by way of defense, except (i) with respect to proceedings brought in good faith to establish or enforce a right to indemnification under the indemnification agreement or any other statute or law, or (ii) at the Registrant's discretion, in specific cases if the Board of Directors of the Registrant has approved the initiation or bringing of such suit; or

(e) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to an indemnitee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant; or

(f) on account of any suit brought against an indemnitee for misuse or misappropriation of non-public information, or otherwise involving indemnitee's status as an insider of the Registrant, in connection with any purchase or sale by an indemnitee of securities of the Registrant.

The indemnification provisions in the Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act of 1933.

Under the Registration Rights Agreement (Exhibit 4.2 hereto), the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

4.1

Form of Amendment No.1 to the Series A and Series B Warrants, dated as of December 17, 2001 by and among 8x8, Fisher Capital Ltd. and Wingate Capital Ltd. (Incorporated by reference from Exhibit 4.1 of the Current Report on Form 8-K filed on December 17, 2001)

4.2

Registration Rights Agreement, dated as of December 13, 2001, by and among the Registrant and the parties listed therein (Incorporated by reference from Exhibit 4.2 of the Current Report on Form 8-K filed on December 17, 2001)

10.1

Redemption and Exchange Agreement, dated as of December 13, 2001, by and among 8x8, Inc., Fisher Capital Ltd. and Wingate Capital Ltd. (exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K; the Registrant agrees to furnish supplementally to the Commission, upon request, a copy of these exhibits).

5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Counsel (included as Exhibit 5.1)
24.1	Power of Attorney (included on page II-4)

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 18, 2001.

8X8, INC. By: /s/ JOE PARKINSON Joe Parkinson CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joe Parkinson and David M. Stoll, jointly and severally, as attorneys- in-fact, each with the power of substitution, in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to sale attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the dates indicated in the capacities indicated.

SIGNATURE	TITLE	DATE
/s/ JOE PARKINSON Joe Parkinson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 18, 2001
/s/ DAVID M. STOLL David M. Stoll	Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)	December 18, 2001
/s/ BRYAN R. MARTIN Bryan R. Martin	President, Chief Operating Officer and Director	December 18, 2001
/s/ ______________________ Bernd Girod	Director
/s/ GUY L. HECKER JR. Guy L. Hecker, Jr.	Director	December 18, 2001
/s/ ______________________ Chistos Lagomichos	Director
/s/ WILLIAM TAI William Tai	Director	December 18, 2001

INDEX TO EXHIBITS
EXHIBIT NO.	DESCRIPTION
4.1

Form of Amendment No.1 to the Series A and Series B Warrants, dated as of December 17, 2001, by and among 8x8, Fisher Capital Ltd. and Wingate Capital Ltd. (Incorporated by reference from Exhibit 4.1 of the Current Report on Form 8-K filed on December 17, 2001)

4.2

Registration Rights Agreement, dated as of December 13, 2001, by and among 8x8, Fisher Capital Ltd. and Wingate Capital Ltd. (Incorporated by reference from Exhibit 4.2 of the Current Report on Form 8-K filed on December 17, 2001)

10.1

Redemption and Exchange Agreement, dated as of December 13, 2001, by and among 8x8, Inc., Fisher Capital Ltd. and Wingate Capital Ltd. (exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K; the Registrant agrees to furnish supplementally to the Commission, upon request, a copy of these exhibits).

5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Counsel (included as Exhibit 5.1)
24.1	Power of Attorney (included on page II-4)